Exhibit 10.44

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EMPLOYMENT AGREEMENT

This EMPLOYMENT AGREEMENT is made as of this 2nd day of January, 2014 (this “Agreement”), by and between Discovery Communications, Inc., a Delaware corporation with its principal place of business at One Discovery Place, Silver Spring, Maryland 20910 (the “Company”) and David Zaslav (the “Executive”), (collectively, the “Parties”).

WHEREAS, the Company desires to employ the Executive as President and Chief Executive Officer (“CEO”), and the Parties desire to enter into this Agreement to secure the Executive’s employment during the term hereof, on the terms and conditions set forth herein.

NOW, THEREFORE, the Parties agree as follows:

1.    Title. The Company hereby employs the Executive, and the Executive agrees to serve the Company as President and CEO, on the terms and conditions hereinafter set forth, headquartered principally in the Company’s New York, New York offices (although it is anticipated that he will, from time to time, consistent with the Company’s business needs, work from the Company’s Silver Spring, Maryland offices).

2.    Employment Term and Location. The Executive’s employment by the Company pursuant to this Agreement will commence on January 2, 2014 (the “Effective Date”), and will continue through December 31, 2019, unless sooner terminated pursuant to Paragraph 10 hereof (the “Term of Employment”). References to the “expiration of the Term of Employment” shall refer to the expiration of the Term of Employment on December 31, 2019.

3.    Duties. The Executive shall report directly and solely to the Board of Directors of the Company (the “Board”). The Executive shall have all of the power, authority and responsibilities customarily attendant to the position of President and CEO, including the supervision and responsibility for all operations and management of the Company and its subsidiaries (the “Company Entities”). The Executive shall be the most senior executive having management responsibilities for the assets and day-to-day operations of the Company. During the Term of Employment, the Board shall not give another employee of the Company a title which includes the word “chairman,” except for the existing Chairman of the Company. The Executive shall work under the direction and control of the Board. The Executive agrees to render his services under this Agreement loyally and faithfully, to the best of his abilities and in substantial conformance with all laws, rules and Company policies. The Executive shall be subject to all of the Company’s policies, including conflicts of interest.

4.    Compensation.

(a) Base Salary. The Company shall pay the Executive a base salary (the “Base Salary”), to be paid on the same payroll cycle as other U.S.-based executive officers of the Company (which shall be not less than bi-monthly), at an annual rate of Three Million Dollars ($3,000,000).

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(b) Signing Bonus. Within the first 90 days of 2014, the Executive shall be awarded 224,845 performance Restricted Stock Units (“PRSU’s”) under the terms of the Company’s 2013 Incentive Plan (As Amended and Restated) (the “Incentive Plan”) and references to the Incentive Plan shall include the predecessor 2005 Incentive Plan applicable to previously granted awards). The PRSUs shall be earned (if and to the extent) the Executive meets the performance metrics for calendar year 2014, as determined by the Compensation Committee of the Board (“Compensation Committee”) in consultation with the Executive, in accordance with the terms of the implementing award agreement (which shall be consistent with the terms of this Agreement), provided the Executive is still employed by the Company as of December 31, 2014 or has been terminated other than for Cause or for Good Reason, pursuant to subparagraph 10(c) below. The Compensation Committee shall complete its review of the performance relative to the pre-determined metrics within thirty (30) days of the delivery of the audited financial statements of the Company for 2014 and determine the extent to which the pre-determined metrics have been achieved. The full tranche of PRSUs shall be earned only upon full (100%) achievement of the target for each pre-determined metric. If the Executive’s performance relative to the targets is less than 80% of such targets, then no portion of the tranche will be earned; and if the Executive’s performance relative to the targets is between 80% and 100%, then the amount of the tranche earned shall be pro-rated from 0% to 100%, consistent with the pro-ration applied for other senior executives awarded PRSUs under the Incentive Plan. To the extent the Executive earns all or any portion of a these PRSUs, the earned PRSUs shall be paid to the Executive as follows: (i) 50% in 2015, (ii) 25% in 2016, and (iii) 25% in 2017 (payable as soon as practicable after the beginning of such year), in each case assuming that the Executive has not elected to defer the receipt of shares in a manner consistent with Section 409A of the Internal Revenue Code (“IRC 409A”) and the parameters established by the Compensation Committee. The Executive has agreed to defer the receipt of or hold at least 60% of the PRSUs in accordance with the “PRSU Holding Requirement” described in subparagraph 4(e)(iv). The Executive shall have the right to pay taxes on the stock-settled portion of the PRSUs by reducing the number of shares delivered to satisfy the elected withholding (including withholding up to his estimated marginal tax rate, even though it exceeds the minimum withholding requirements). (For purposes of this Agreement, references to “taxes” shall include federal, state and local income and payroll taxes, unless the reference specifies otherwise.)

(c) Annual Bonus. For each full calendar year for which the Executive is employed by the Company (or as otherwise specifically provided in Paragraph 10 following termination of employment), beginning 2014, the Executive will be eligible to earn an “Annual Bonus,” provided the Executive remains employed under this Agreement throughout the calendar year (or as otherwise specifically provided in Paragraph 10 following termination of employment). The Executive’s “Target” Annual Bonus for each calendar year commencing in 2014 and thereafter shall be an amount equal to:
2014 -- $6,600,000
2015 -- $7,200,000
2016 -- $7,800,000
2017 -- $8,400,000
2018 -- $9,000,000

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2019 -- $9,000,000

No portion of the Annual Bonus shall be guaranteed. The Annual Bonus shall be paid as a “Cash Award” under the terms of the Incentive Plan so it may qualify as “performance-based compensation” under Section 162(m) of the Internal Revenue Code.

The amount of the Annual Bonus will depend upon the achievement of quantitative and qualitative objectives with one-half the Target Annual Bonus subject to achievement of quantitative objectives and one-half of the Annual Bonus subject to the achievement of qualitative objectives. The quantitative and qualitative objectives will be established each year by the Compensation Committee in consultation with the Executive during the first ninety (90) days of each calendar year. The review of performance relative to the quantitative objectives for each year shall be completed within thirty (30) days of the delivery of the audited financial statements of the Company for such year. The review of performance relative to qualitative objectives shall be completed by the end of March following such year, and achievement of the qualitative objectives will be determined by the Compensation Committee after consultation with the Board.

With respect to the quantitative objectives, the Compensation Committee shall determine the type of objectives (e.g., annual revenue, operating income and cash flow objectives), the relative weight to be given to each type of objective (e.g., 33% each), and the numerical performance targets for each objective. The full Target Annual Bonus attributable to the quantitative objectives (i.e., 50% of the Target Annual Bonus) shall be earned only upon full (100%) achievement of each quantitative component; if the Executive’s performance relative to the quantitative performance targets is less than 80% of such targets, then no quantitative portion of the Target Annual Bonus will be earned; and if the Executive’s performance relative to the quantitative performance targets is between 80% and 100% of such targets, then the amount of the Target Annual Bonus earned with respect to that quantitative component shall be pro-rated from 0% to 100%. By way of example, in 2014, the Target Annual Bonus is $6,600,000, and one-half of such Target Annual Bonus ($3,300,000) is contingent upon meeting quantitative objectives; if there are two quantitative performance objectives and the Company achieves 95% of such objectives, then the Executive will have earned 75% of the quantitative portion of the Target Annual Bonus, or $2,475,000.

In the event the Company restates its financial statements for any year after having paid an Annual Bonus for such year, then the Compensation Committee shall recalculate the quantitative portion of the Executive’s Annual Bonus for such year, based upon the restated financial statements, and (x) if the Company previously underpaid the quantitative portion of the Annual Bonus for such year, the Company shall promptly pay to the Executive (without interest) any additional Annual Bonus he was due for such year, and (y) if the Company previously overpaid the Annual Bonus for such year, the Executive shall promptly repay to the Company (without interest) the amount of the excess quantitative portion of Annual Bonus previously paid for such year; provided that, in the event the Party required to make a payment under this sentence is entitled to receive future payments from the Party entitled to receive payment under this sentence, then the Party required to make the payment under this sentence may reduce the

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payment due under this sentence by the present value of the future payments to be received from the other Party.

For purposes of IRC 409A, (i) the Annual Bonus shall be paid in the calendar year following the year of performance, in accordance with past practice, but in no event later than December 31st of such following year, and (ii) in the event the adjustment mechanism in the preceding sentence is applicable to an Annual Bonus (because the Company restates its financial statements), the Party required to make a payment under such provision may not use the present value of future payments of “deferred compensation” (as defined under IRC 409A) to reduce the payment due under such provision.

(d) Unit Appreciation and Special CS-SAR Awards. (i) Prior DAP/Special CS-SAR Awards. The Executive was awarded under the terms of the Company’s Discovery Appreciation Plan (the “DAP”) Four Million (4,000,000) “Appreciation Units” (as defined in the DAP). The Executive’s rights with respect to the Appreciation Units are set forth in the DAP (including vesting at 25% per year, pursuant to section 4.1 of DAP), except that, notwithstanding the terms of the DAP, upon payment of the Executive’s Appreciation Units in connection with a “Regular Maturity Date” (as defined in the DAP) after December 31, 2011 and prior to the Effective Date, in lieu of additional Appreciation Units, the Company awarded the Executive special cash-settled stock appreciation rights, issued under the Incentive Plan (with terms comparable to those in effect for the DAP, to the extent permitted by applicable law, including the principles for valuation of grant and payment) (“Special CS-SARs”) to replenish the number of Appreciation Units canceled in connection with such payment (pursuant to section 3.2(a) of DAP), provided the Executive remained an eligible “Full-Time Employee” (as defined in the DAP) as of such date. The replenishment awards associated with Appreciation Units and Special CS-SARs awarded prior to the date hereof shall cease immediately prior to the Effective Date (for the avoidance of doubt, there will not be any replenishment of any prior awards that mature on or after January 1, 2014). The Appreciation Units and Special CS-SARs awarded to the Executive prior to the Effective Date shall be referred to as the “Prior CS-SARs.”

(ii)    New Special SARs. The Executive shall receive a grant of 3,702,660 stock appreciation rights (“SARs”) in 2014 under the Incentive Plan effective as of the date this Agreement is signed. Except as specifically stated herein, such SARs shall have terms and conditions consistent with prior Special CS-SARs, including vesting in 4 annual installments of 25%, and the strike price and appreciated value on exercise each determined using the average closing price of the Company’s Series A common stock on the 10 days preceding and including the grant date (or exercise date) and 10 days following the grant date (or exercise date) (as applicable), respectively, pursuant to the implementing award agreement (which shall be consistent with the terms of this Agreement) (“Special SARs”). The Executive’s right, upon payment of his Special SARs in connection with a “Scheduled Payment Date” (as defined in the applicable award agreement) to receive an additional grant of SARs to replenish the number of Special SARs canceled in connection with such payment shall cease to apply to any Scheduled Payment Dates occurring after the earlier of (1) the date the Executive is no longer a Full-Time Employee or (2) December 31, 2018 (provided that the foregoing shall not affect the Executive’s right to receive the “Phantom CS-SARs,” as defined in subparagraph 10(c)). Each

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grant of Special SARs (including the replenishment awards related to such Special SARs) will payout the appreciation in a combination of 25% Series A common stock and 75% cash. The Executive shall have the right to pay taxes on the stock-settled portion of the Special SARs by reducing the number of shares delivered to satisfy the elected withholding (including withholding up to his estimated marginal tax rate, even though it exceeds the minimum withholding requirements). The Executive agrees, within 18 months of the date the cash-settled portion of the Special SAR is paid, to use 35% of the net after-tax proceeds therefrom to invest in the Company’s stock, unless there is a prior Separation From Service or Change in Control. The Executive agrees to use reasonable efforts to hold the net shares he receives from the stock-settled portion of the Special SARs (calculated as net of the minimum withholding requirements) as well as the shares he acquires using 35% of the net after-tax proceeds from the cash-settled portion of the Special SARs for the Term of Employment (unless there is a prior Separation From Service or Change in Control), provided that he may liquidate such holdings to finance a transaction which would result in a net increase in his exposure to the Company’s equity. The Special SARs awarded to the Executive after the Effective Date (including any Special SARs issued in replenishment awards) shall be referred to as the “New SARs.”

(iii)    Upon the Executive’s termination of employment without Cause or for Good Reason, pursuant to subparagraph 10(c) below, (x) all of the Executive’s outstanding Appreciation Units, Special CS-SARs and New SARs shall become fully vested; and (y) if such termination occurs prior to the expiration of the Term of Employment, then (1) one-half of the Appreciation Units from each “Grant Effective Date” (as defined in the DAP) and one-half of the SARs (whether Special CS-SARs or New SARs) from each replenishment (whether Prior CS-SARs or New SARs) shall be valued as of the date of termination using the valuation rules applicable to and set forth in the applicable award agreements and paid within sixty (60) days following the Executive’s termination of employment, and (2) (A) with respect to any Prior CS-SARs, one-half of the Appreciation Units from each Grant Effective Date and one-half of the Special CS-SARs from each replenishment shall be valued, as set forth above, as of the earlier of their Regular Maturity Date or Scheduled Payment Date (as applicable) or the scheduled date for expiration of the Term of Employment and paid within sixty (60) days after such date, and (B) with respect to any New SARs, one-half of the New SARs shall be valued using the valuation rules applicable to and set forth in the New SARs, as set forth above, and paid as of the Scheduled Payment Date (as if the Executive’s employment had not terminated). If the Executive has a Separation From Service (for any reason other than death, Disability or Cause) on or after December 31, 2019, the New SARs shall be valued, as set forth above, and paid as of the Scheduled Payment Date(s) (as if the Executive’s employment had not terminated).

(e) PRSU’s. (i) Prior PRSU’s. The Executive received three tranches of performance PRSU awards, in 2010, 2011 and 2012, in the amounts of: 627,775; 523,764; and 529,077; respectively (the “Prior PRSUs”). The Prior PRSUs shall be earned (if and to the extent) the Executive meets the performance metrics established for a three-year performance period, as follows:

2010 Tranche: performance in 2010, 2011 and 2012;
2011 Tranche: performance in 2011, 2012 and 2013; and
2012 Tranche: performance in 2012, 2013 and 2014.

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Each tranche vests only if the performance metrics previously established for that tranche are satisfied during the 3-year performance period. (Performance for the 3-year period consisting of 2010, 2011 and 2012 years already has been certified by the Compensation Committee). Performance is measured cumulatively during the applicable 3-year performance period, so that to the extent there are individual year targets within the 3-year performance period, the failure to meet a target for any individual year in the 3-year performance period will not eliminate the opportunity to earn the full tranche of PRSUs through performance in the later year(s).

The review of performance relative to the pre-determined metrics for each 3-year performance period shall be completed within thirty (30) days of the delivery of the audited financial statements of the Company for the last year of such 3-year performance period. The achievement of the pre-determined metrics will be determined by the Compensation Committee. The full tranche of PRSUs shall be earned only upon full (100%) achievement of the target for each pre-determined metric. If the Executive’s performance relative to the targets is less than 80% of such targets, then no portion of the tranche will be earned; and if the Executive’s performance relative to the targets is between 80% and 100%, then the amount of the tranche earned shall be pro-rated from 0% to 100%, consistent with the pro-ration applied for other senior executive employees awarded PRSUs under the Incentive Plan.

To the extent the Executive earns all or any portion of a tranche of Prior PRSUs, the Prior PRSUs shall be paid to the Executive as follows:

(A) 60% of the earned Prior PRSUs shall be paid in the calendar year immediately following the last calendar year of the 3-year performance period, as soon as practicable following the Board’s determination of performance for such 3-year performance period; and

(B) the remaining 40% of the earned Prior PRSUs shall be paid as follows:

(I) if the Executive has not had a Separation From Service on or before February 1, 2015, then in equal numbers of shares (of one-third each), in 2015, 2016 and 2017 (payable as soon as practicable after the beginning of such year); or

(II) otherwise, in equal numbers of shares (of one-half each), in 2015 and 2016 (payable as soon as practicable after the beginning of such year).

(ii) New PRSU’s. During the Term of Employment, the Executive shall be awarded PRSU’s under the terms of the Incentive Plan and the implementing award agreements in each of the following calendar years: 2014, 2015, 2016, 2017 and 2018, conditioned upon the Executive being employed by the Company on the applicable grant date therefore (“New PRSUs”). The number of PRSUs to be awarded to the Executive in 2014 and 2015, shall be 910,000 and 179,876, respectively. The number of PRSUs to be awarded to the Executive in each of 2016, 2017, and 2018 shall be determined by dividing $15,000,000 by the closing price of the Company’s Series A common stock on the last business day prior to the grant date. In each case, the number of PRSUs shall be adjusted in accordance with the terms of the Incentive Plan for

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occurrences such as stock splits, recapitalizations, etc., in order to maintain the expected economics of the PRSU grant provided herein.

(iii) Each tranche of New PRSUs shall be granted by the Compensation Committee in the first ninety (90) days of the year of the award (i.e., 2014, 2015, 2016, 2017 and 2018), provided the Executive is employed by the Company on the date of grant. The PRSUs granted to the Executive in each tranche shall be earned (if and to the extent) the Executive meets the performance metrics established for a two or three-year performance period, as follows:

2014 Tranche: performance in 2014, 2015 and 2016;
2015 Tranche: performance in 2015 and 2016;
2016 Tranche: performance in 2016, 2017 and 2018;
2017 Tranche: performance in 2017, 2018 and 2019; and
2018 Tranche: performance in 2018 and 2019.

The Compensation Committee shall set the performance metrics for each 2-year or 3-year performance period at the time of grant in consultation with the Executive. The Compensation Committee shall determine the type of metrics (e.g., revenue, operating income and cash flow objectives), the relative weight to be given to each metric (e.g., 33% each), and the numerical performance targets for each metric. Each tranche will vest only if the Compensation Committee certifies that the performance metrics are satisfied during the applicable 2-year or 3-year performance period. Performance will be measured cumulatively during the applicable 2-year or 3-year performance period, so that to the extent there are individual year targets within the 2-year or 3-year performance period, the failure to meet a target for any individual year in the 2-year or 3-year performance period will not eliminate the opportunity to earn the full tranche of PRSUs through performance in the later year(s).

The review of performance relative to the pre-determined metrics for each 2-year or 3-year performance period shall be completed within thirty (30) days of the delivery of the audited financial statements of the Company for the last year of such 2-year or 3-year performance period. The achievement of the pre-determined metrics will be determined by the Compensation Committee. The full tranche of PRSUs shall be earned only upon full (100%) achievement of the target for each pre-determined metric. If the Executive’s performance relative to the targets is less than 80% of such targets, then no portion of the tranche will be earned; and if the Executive’s performance relative to the targets is between 80% and 100%, then the amount of the tranche earned shall be pro-rated from 0% to 100%, consistent with the pro-ration applied for other senior executives awarded PRSUs under the Incentive Plan.

To the extent the Executive earns all or any portion of a tranche of New PRSUs, the PRSUs shall be paid to the Executive as follows:

(A) 50% of the earned New PRSUs shall be paid in the calendar year immediately following the last calendar year of the applicable 2-year or 3-year performance period, as soon as practicable following the Compensation Committee’s determination of performance for such 2-year or 3-year performance period; and

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(B) the remaining 50% of the earned New PRSUs shall be paid: one-half as soon as practicable after the beginning of the second calendar year following the last calendar year of the applicable 2-year or 3-year performance period, and one-half as soon as practicable after the beginning of the third calendar year following the last calendar year of the applicable 2-year or 3-year performance period;

in each case assuming that the Executive has not elected to defer the receipt of shares in a manner consistent with IRC 409A and the parameters established by the Compensation Committee. The Executive has agreed to defer the receipt of or hold at least 60% of the New PRSUs in accordance with the PRSU Holding Requirement. The Executive shall have the right to pay taxes on the stock-settled portion of the PRSUs by reducing the number of shares delivered to satisfy the elected withholding (including withholding up to his estimated marginal tax rate, even though it exceeds the minimum withholding requirements).

(iv) The Executive has generally agreed to defer the receipt of, and/or hold, at least 60% of the signing bonus PRSUs and New PRSUs (the “PRSU Holding Requirement”).  The deferral/holding period shall run from the date the shares would have been distributed to the Executive on the applicable regular settlement date for such PRSUs until 2020 or beyond, or to an earlier Separation From Service or Change in Control (the “PRSU Holding Period”). Compliance with the PRSU Holding Requirement on any date shall be determined by multiplying 60% by the gross number of PRSUs which would have been distributed to the Executive as of any regular settlement date on or prior to the determination date; that is, measured on a cumulative, gross basis.  Compliance with the PRSU Holding Requirement shall be measured by adding:

(A) The gross number of such PRSU shares which the Executive has not yet received because of his deferral election(s); plus

(B) The pre-tax equivalent number of shares (determined using the minimum withholding rate applicable on such settlement date) which the Executive has received on any prior (regular or deferred) settlement date for such New PRSUs and continues to hold, provided that, for purposes of this clause (B), if the amount withheld from a regular settlement exceeded the minimum withholding rate, the Executive shall receive equivalent credit (determined using the same minimum withholding rate) for the number of shares he acquired within a reasonable period of time (not to exceed 6 months) after a regular settlement date (up to but not exceeding the pre-tax equivalent number of shares for such settlement date represented by the amount withheld in excess of the minimum withholding) and continues to hold thereafter.

For example, assume the Executive has a 52% required minimum withholding rate; if the Executive earned 100 PRSUs, he could satisfy the PRSU Holding Requirement by: (1) deferring receipt of 60 PRSUs (i.e., 100 x 60% = 60 “gross” PRSUs), or (2) receiving all such PRSUs and holding at least 29 shares net after taxes [(100 x 60%) x (1 - 0.52) = 28.8 “net” shares] , or (3) deferring the receipt of 30 PRSUs and holding at least 15 shares [(100 x 60%) – 30 deferred = 30 additional gross; 30 x (1 - 0.52) = 14.4 net].

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Because the PRSU Holding Requirement is applied to the cumulative number of PRSUs earned, and the required minimum withholding rates may vary from year to year, the number of shares held from each year will be expressed as a “gross” PRSU for purposes of determining compliance.  For example, assume the Executive has a 52% required minimum withholding rate in Year 1.  In measuring compliance with the PRSU Holding Requirement in future years, he will receive 1 PRSU credit for each Year 1 PRSU he has not yet received, and he will be credited with 2.0833 (1/(1-0.52)) PRSUs for each share which he continues to hold from Year 1.  If in Year 2, the Executive had a 45% required minimum withholding rate, he will again receive 1 PRSU credit for each Year 2 PRSU he has not yet received, and he will be credited with 1.8181 (1/(1-0.45)) PRSUs for each share which he continues to hold from Year 2.

For the avoidance of doubt, (X) the credit awarded under clauses (A) and (B) with respect to any regular settlement date cannot exceed the pre-tax equivalent number of shares which the Executive would have received on such settlement date, and (Y) shares of Company stock purchased and/or held to satisfy the holding requirements associated with the New SARs in subparagraph 4(d)(ii) shall not be credited towards satisfying the requirements of this subparagraph, and vice versa.

(v) All of the PRSUs (signing bonus, Prior PRSUs and New PRSUs) will be paid in the form of shares of the Company’s Series A common stock (as adjusted in accordance with the terms of the Incentive Plan for occurrences such as stock splits, recapitalizations, etc., in order to maintain the expected economics of the PRSU grant provided herein) registered on a Form S-8 under the Incentive Plan. The Company has reserved (and in the future will continue to reserve) sufficient shares under the Form S-8 to enable the Company to settle the Executive’s PRSUs with such shares. This provision shall not require the Company to deliver registered shares in settlement of the PRSUs if the Form S-8 registration has been suspended or otherwise is not in effect (for example, because all of the Company’s periodic information statements have not been timely filed). The Compensation Committee will use reasonable efforts to enable the Executive to pay any taxes required to be withheld in respect of the settled PRSUs either (A) by having the Company withhold from the shares delivered to the Executive a number of shares with a fair market value equal to such taxes, and/or (B) to the extent the Compensation Committee reasonably believes to be appropriate for the Company’s cash flow requirements, through a contemporaneous broker-assisted sale of shares by the Executive.

In the event the Company’s financial statements for any year(s) during a 1-year, 2-year or 3-year performance period are restated within five (5) years following the close of such 1-year, 2-year or 3-year performance period, then the Compensation Committee shall re-determine whether, and the extent to which, the pre-determined metrics for such period were achieved, based upon the restated financial statements, and (x) if the Company previously delivered too few shares of stock in settlement of the PRSUs for such 1-year, 2-year or 3-year period, the Company shall promptly deliver to the Executive (without interest or other adjustment for the passage of time) any additional shares he was due for such 1-year, 2-year or 3-year period, and (y) if the Company previously delivered too many shares of stock in settlement of the PRSUs for such 1-year, 2-year or 3-year period, the Executive shall promptly deliver to the Company

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(without interest or other adjustment for passage of time) the excess shares he previously was delivered for such 1-year, 2-year or 3-year period; provided that, in the event the Party required to deliver shares under this sentence is entitled to receive future payments (other than payments which would constitute “deferred compensation” under IRC 409A) from the Party entitled to receive delivery of shares under this sentence, then the Party required to make the delivery of shares under this sentence may reduce the number of shares due under this sentence by a number of shares which have a fair market value equal to the present value of the future payments to be received from the other Party.
(f)    Supplemental Deferred Compensation Plan. The Company will make a discretionary “Company Contribution” (as defined in the Discovery Communications, LLC Supplemental Deferred Compensation Plan (the “SDCP”)) to the SDCP, pursuant to Section 5.1 of the SDCP, in the amount of $1,500,000, in January 2014, without regard to whether the Executive remains employed on such contribution date (provided that no such contribution will be made if the Executive has been previously terminated for Cause). The Executive will have the right to elect distribution timing and method of payment of such amounts in accordance with the terms of the SDCP and applicable law.

(g) Withholding. The Company will have the right to withhold from payments otherwise due and owing to the Executive, an amount sufficient to satisfy any federal, state, and/or local income and payroll taxes, any amount required to be deducted under any employee benefit plan in which Executive participates or as required to satisfy any valid lien or court order.

5.    Employee Benefits.

(a) Group Benefits. During the Term of Employment, the Executive shall be eligible to participate in all employee benefit plans and arrangements sponsored or maintained by the Company for the benefit of its senior executive group, including, without limitation, all group insurance plans (term life, medical and disability) and retirement plans, as long as any such plan or arrangement remains generally applicable to its senior executive group. The Executive shall be entitled to four (4) weeks of vacation in each calendar year of employment; the Executive may take vacation in accordance with Company policy, consistent with the best interests of the Company; and annual leave not taken during a calendar year shall be carried forward and/or forfeited in accordance with Company policy.

(b) Office. The Company will provide the Executive with office space and such other facilities, support staff (Executive Assistant) and services suitable to his position, adequate for the performance of his duties and reasonably acceptable to Executive.

(c) Equipment. The Company will provide and pay all such reasonable expenses related to Executive’s use of mobile technology during the Term of Employment, including monthly fees for business use of a cellular telephone, a wireless email device (e.g., a “Blackberry”), a personal digital assistant (PDA), and a laptop computer, in each case as approved by the Company, to allow Executive to perform his job duties outside of the Company’s offices.

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6.    Business Expenses. The Executive shall be reimbursed for all reasonable expenses incurred by him in the discharge of his duties, including, but not limited to, expenses for entertainment and travel, provided the Executive shall account for and substantiate all such expenses in accordance with the Company’s written policies for its senior executive group. Executive shall be entitled to travel via Company aircraft, pursuant to Company policy, or first class air transportation. The Executive or his designee shall manage and approve the business use of Company aircraft generally consistent with past practices and consistent with Company policy as may be in effect from time to time.

7.    Car Allowance. During the Term of Employment the Executive will receive a car allowance of $ 1,400 per calendar month.

8.    Airplane. During the Term of Employment, in addition to the other compensation payable under Paragraph 4 of the Employment Agreement, the Executive shall be eligible to use the Company’s aircraft for up to 200 hours of personal use in each calendar year, provided that (i) the Company shall pay for the first 100 hours of use during any calendar year, and (ii) the Executive shall reimburse the Company for personal use in excess of such first 100 hours (up to 200 hours) at two times the actual fuel cost for the airplane (in current conditions, estimated to be approximately $3,700/hour) in accordance with that certain Aircraft Time Sharing Agreement by and between the Executive and Discovery Communications, LLC as of the date hereof, as attached hereto (or as thereafter amended in accordance with the terms thereof), and provided further that the 200 hours for, and the first 100 hours for, 2014 shall be reduced by the personal use from December 23, 2013 through December 31, 2013 (which number is determinable but not known as of the date hereof), which such use shall be paid by the Company. If the Company requests that a family member or guest accompany the Executive on a business trip such use shall not be considered personal use, and to the extent the Company imputes income to the Executive for such family member or guest travel, the Company may, consistent with company policy, pay the Executive a lump sum “gross-up” payment sufficient to make the Executive whole for the amount of federal, state and local income and payroll taxes due on such imputed income as well as the federal, state and local income and payroll taxes with respect to such gross-up payment.

9.    Freedom to Contract. The Executive agrees to hold the Company harmless from any and all liability arising out of any prior contractual obligations entered into by the Executive with another employer. The Executive represents and warrants that he has not made and, during the Term of Employment, will not make any contractual or other commitments that would conflict with or prevent his performance of any portion of this Agreement or conflict with the full enjoyment by the Company of the rights herein granted.

10.    Termination. Notwithstanding the provisions of Paragraph 2 of this Agreement, the Executive’s employment under this Agreement and the Term of Employment hereunder shall terminate on the earliest of the following dates:

(a) Death. Upon the date of the Executive’s death. In such event, the Company shall pay to the Executive’s legal representatives or named beneficiaries (as the Executive may designate

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from time to time in a writing delivered to the Company): (i) the Executive’s accrued but unpaid Base Salary through the date of termination, plus (ii) any Annual Bonus for a completed year which was earned (including any guaranteed Annual Bonus) but not paid as of the date of termination; plus (iii) any accrued but unused vacation leave pay as of the date of termination; plus (iv) any accrued vested benefits under the Company’s employee welfare and tax-qualified retirement plans, in accordance with the terms of those plans; plus (v) reimbursement of any business expenses in accordance with Paragraph 6 hereof ((i), (ii), (iii), (iv) and (v) hereinafter, the “Accrued Benefits”). In addition, the Company shall pay (x) an amount equal to a fraction of the Annual Bonus the Executive would have received for the calendar year of the Executive’s death , where the numerator of the fraction is the number of calendar days the Executive was actively employed during the calendar year and the denominator of the fraction is 365, which amount shall be payable at the time the Company normally pays the Annual Bonus; plus (y) the Executive’s family may elect to (1) continue to receive coverage under the Company’s group health benefits plan to the extent permitted by, and under the terms of, such plan and to the extent such benefits continue to be provided to the survivors of Company executives at Executive’s level in the Company generally, or (2) receive COBRA continuation of the group health benefits previously provided to the Executive’s family pursuant to Paragraph 5 (provided his family timely elects such COBRA coverage) in which case the Company shall pay the premiums for such COBRA coverage up to the maximum COBRA period, provided that if the Company determines that the provision of continued group health coverage at the Company’s expense may result in Federal taxation of the benefit provided thereunder to Executive’s family (e.g., because such benefits are provided by a self-insured basis by the Company), or in other penalties applied to the Company, then the family shall be obligated to pay the full monthly premium for such coverage and, in such event, the Company shall pay Executive’s surviving spouse, in a lump sum (or, if such lump sum would violate IRC 409A, in monthly installments), an amount equivalent to the monthly premium for COBRA coverage for the remaining balance of the maximum COBRA period; plus (z) the vested DAP benefits pursuant to section 7.2 of the DAP and the granted Special CS-SARs and granted New SARs pursuant to the terms of their award agreements, including the payment of the Special CS-SARs and New SARs in a single lump sum no later than the regular Company payroll date that is closest in time to the date that is 60 days following the date of death. If the Executive dies during the Term of Employment and prior to the last day of the performance period for any tranche of PRSUs, then the Executive shall be entitled to a pro-rata portion of such tranche of PRSUs, based upon actual performance through the date of death, provided that (1) the maximum number of PRSUs in each tranche which may be earned is limited to (A) 1 divided by the number of years in the tranche’s performance period, multiplied by (B) the number of full or partial years completed for the performance period (for example, if a tranche of PRSUs has a 3-year performance period, and the Executive dies during the second year of such performance period, the pro-rated vesting cannot exceed 2/3 of such tranche of PRSUs). The achievement of the pre-determined metrics for the PRSUs will be determined by the Compensation Committee following receipt of the Company financial statements for the quarter which included the date of death and will be distributed to the Executive’s designated beneficiary (or estate, if there is no designated beneficiary or the designated beneficiary did not survive the Executive) in a lump sum; if the Executive died during the first two quarters of a calendar year, the earned PRSUs will be paid no later than the end of such calendar year, and if the Executive died during the last two quarters of a calendar year, the

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earned PRSUs will be paid in the following calendar year. If the Executive dies prior to the grant date (within the first ninety (90) days of the applicable performance period before the performance metrics for such performance period have been established) then there will be no grant of such tranche (and no pro-rated vesting for such tranche).

(b) Cause. Upon the date specified in a written notice from the Board terminating the Executive’s employment for “Cause.” In such event, the Company shall pay to the Executive the Accrued Benefits, and all other benefits or payments due or owing the Executive shall be forfeited.

The Company shall have “Cause” as a result of the Executive’s:
(i) Willful malfeasance by the Executive in connection with his employment, including embezzlement, misappropriation of funds, property or corporate opportunity or material breach of this Agreement, as determined by the Board after investigation, notice to Executive of the charge and provision to the Executive of an opportunity to respond;

(ii) If the Executive commits any act or becomes involved in any situation or occurrence involving moral turpitude, which is materially damaging to the business or reputation of the Company;

(iii) If the Executive is convicted of, or pleads guilty or nolo contendre to, fails to defend against, or is indicted for a felony or a crime involving moral turpitude; or

(iv) If the Executive repeatedly or continuously refuses to perform his duties hereunder or to follow the lawful directions of the Board (provided such directions do not include meeting any specific financial performance metrics).

The Executive’s employment shall not be terminated for Cause under this subparagraph (b) unless the Company notifies the Executive in writing of its intention to terminate his employment for Cause, describes with reasonably specificity the circumstances giving rise thereto, and (provided the Board believes such circumstances are susceptible of being cured by the Executive) provides the Executive a period of at least ten (10) business days to cure, and the Executive has failed to effect such a cure within such period. The Board, in its reasonable discretion, exercised in good faith, shall determine whether the Executive has cured the circumstances giving rise to Cause.

(c) Other Than for Cause or for Good Reason. Upon the date specified in a written notice (i) from the Board terminating the Executive’s employment for any reason other than for Cause, the Executive’s death, the Executive’s “Disability,” or the expiration of the Term of Employment (and in the event no date is specified in the notice, the termination shall be effective upon the date on which the notice is delivered to the Executive); or (ii) from the Executive terminating his employment for “Good Reason.” In such event, the Company shall pay to the Executive: (u) the Accrued Benefits; plus (v) an amount equal to a fraction of the Annual Bonus the Executive would have received for the calendar year of the termination, where the numerator of the fraction is the number of calendar days the Executive was employed during the calendar year and the

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denominator of the fraction is 365, which amount shall be payable at the time the Company normally pays the Annual Bonus and subject to achievement of the applicable performance metric; (w) an amount equal to one-twelfth (1/12) of the average annualized Base Salary the Executive was earning in the calendar year of the termination and the immediately preceding calendar year, multiplied by the applicable number of months in the Severance Period, which amount shall be paid in substantially equal payments over the course of the Severance Period in accordance with the Company’s normal payroll practices during such period; plus (x) an amount equal to one-twelfth (1/12) of the average Annual Bonus paid to the Executive for the immediately preceding two years, multiplied by the number of months in the Severance Period, which amount shall be paid in substantially equal payments over the course of the Severance Period in accordance with the Company’s normal payroll practices during such period; plus (y) accelerated vesting and payment of Executive’s Appreciation Units under the DAP and the granted but unvested Special CS-SARs and granted but unvested New SARs in accordance with Paragraph 4(d)(iii) hereof; plus (z) the Executive and his dependents may elect to (1) continue to receive coverage under the Company’s group health benefits plan to the extent permitted by, and under the terms of, such plan and to the extent such benefits continue to be provided to the former executives of the Company generally, or (2) receive COBRA continuation of the group health benefits previously provided to the Executive and his family pursuant to Paragraph 5 (provided Executive timely elects such COBRA coverage) in which case the Company shall pay the premiums for such COBRA coverage up to the maximum applicable COBRA period, provided that if the Company determines that the provision of continued group health coverage at the Company’s expense may result in Federal taxation of the benefit provided thereunder to Executive or his family (e.g., because such benefits are provided by a self-insured basis by the Company) or in other penalties applied to the Company, then the Executive shall be obligated to pay the full monthly premium for such coverage and, in such event, the Company shall pay the Executive, in a lump sum (or, if such lump sum would violate IRC 409A, in monthly installments), an amount equivalent to the monthly premium for COBRA coverage for the remaining balance of the maximum COBRA period (provided, that the Company shall cease to pay such COBRA premiums at such time that Executive obtains new employment and is eligible for health insurance benefits from the new employer or COBRA rights otherwise expire) ((u), (v), (w), (x) (y) and (z) hereinafter, the “Severance Benefits”). For the purposes of this Agreement, the “Severance Period” shall be a period of twenty-four (24) months commencing on the termination of the Executive’s employment.

If the Executive’s employment is terminated by the Executive for Good Reason or by the Company other than for Cause the Executive shall continue to earn each of the outstanding PRSUs, if and to the extent the performance metrics are satisfied during the applicable performance period, based upon actual performance through the end of the applicable performance period, as certified by the Compensation Committee, as if the Executive’s employment had not terminated. The PRSUs shall be paid at the same time as if the Executive continued to be employed by the Company. If such termination is prior to the grant date (within the first ninety (90) days of the applicable performance period before the performance metrics for such performance period have been established) then there will be no grant of such tranche (and no PRSUs for such tranche may be earned), provided further that if such termination is prior to the grant date for: (A) the 2015 tranche of New PRSUs, then the Company shall pay the

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Executive as additional Severance Benefits $61,000,000, to be paid to the Executive in one installment of $16,000,000 in 2015 plus three equal installments of $15,000,000 in each of 2016, 2017 and 2018, with each installment paid during the first 90 days of such calendar year, or (B) the 2016 tranche of New PRSUs (but after the grant date for the 2015 tranche of New PRSUs), then the Company shall pay the Executive as additional Severance Benefits $45,000,000, to be paid to the Executive in three equal installments, with each installment paid during the first 90 days of 2016, 2017 and 2018, or (C) the 2017 tranche of New PRSUs (but after the grant date for the 2016 tranche of New PRSUs), then the Company shall pay the Executive as additional Severance Benefits $30,000,000, to be paid to the Executive in two equal installments, with each installment paid during the first 90 days of 2017 and 2018, or (D) the 2018 tranche of New PRSUs, (but after the grant date for the 2017 tranche of New PRSUs), then the Company shall pay the Executive as additional Severance Benefits $15,000,000, to be paid to the Executive during the first 90 days of 2018 (any such payments subject to the applicable withholding).
If the Executive’s employment is terminated by the Executive for Good Reason or by the Company other than for Cause prior to the Executive receiving all of the replenishment awards associated with the 2014 New SAR award (such awards to be received in 2015, 2016, 2017 and 2018), such future New SAR awards will not be issued (“Ungranted SARs”); however, on each date in the future when the Executive would have received a payment in settlement of such Ungranted SAR (had such Ungranted SARs in fact been granted), the Company shall pay to the Executive a cash payment equal in amount to the payment the Executive would have received had he continued to receive such Ungranted SARs, with such amount payable at the same time as the Executive would have received payments under such Ungranted SARs, as if the Executive’s employment had not terminated (“Phantom CS-SARs”).  In the event the Company does not have any publicly traded stock, or as a result of a Change in Control the publicly traded stock price does not (in the reasonable determination of the Board) accurately reflect the value of the business managed by the Executive, then the “strike price” and “appreciated value on exercise” of such Phantom CS-SARs shall be determined assuming a 7% annual rate of growth (compounded annually), commencing from the date 10 days prior the last business day the Company had publicly traded stock, or the date 10 days prior to such Change in Control (as a result of which the Board determined the publicly traded stock price does not accurately reflect the value of the business managed by the Executive), as applicable, in each case with such value determined using the average closing price on the 10 days preceding and including such date and the 10 days following such date.

The Executive shall have “Good Reason” as a result of the Company’s:

(1) reduction of Executive’s Base Salary;
(2) material reduction in the amount of the Annual Bonus which Executive is eligible to earn;
(3) relocation of Executive’s primary office at the Company to a facility or location that is more than forty (40) miles away from Executive’s primary office location immediately prior to such relocation and is further away from Executive’s residence, provided that requiring the Executive to spend such time in Silver Spring, Maryland as the Board believes is reasonably necessary or appropriate for the Company’s business shall not constitute Good Reason;

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(4) material reduction of Executive’s duties; or
(5) material breach of this Agreement.

The Executive’s employment shall not be terminated for Good Reason under this subparagraph (c) unless the Executive notifies the Board in writing, within 90 days of the event or last event giving rise to the alleged Good Reason, of his intention to terminate his employment for Good Reason, describes with reasonably specificity the circumstances giving rise thereto, and (provided such circumstances are susceptible of being cured by the Company) provides the Company a period of at least ten (10) business days to cure, and the Company has failed to effect such a cure within such period and the Executive then resigns within ten (10) business days following the end of the cure period.

(d) Disability. Upon the date specified in a written notice from the Board of Directors terminating the Executive’s employment for “Disability.” In the event of the Executive’s Disability, the Company shall pay to the Executive (i) the Accrued Benefits; plus (ii) an amount equal to a fraction of the Annual Bonus the Executive would have received for the calendar year of the Executive’s Disability, where the numerator of the fraction is the number of calendar days the Executive was actively employed during the calendar year and the denominator of the fraction is 365, which amount shall be payable at the time the Company normally pays the Annual Bonus; plus (iii) the Executive and his dependents may elect to (1) continue to receive coverage under the Company’s group health benefits plan to the extent permitted by, and under the terms of, such plan and to the extent such benefits continue to be provided to the former executives of the Company generally, or (2) receive COBRA continuation of the group health benefits previously provided to the Executive and his family pursuant to Paragraph 5 (provided Executive timely elects such COBRA coverage) in which case the Company shall pay the premiums for such COBRA coverage up to the maximum applicable COBRA period, provided that if the Company determines that the provision of continued group health coverage at the Company’s expense may result in Federal taxation of the benefit provided thereunder to Executive or his family (e.g., because such benefits are provided by a self-insured basis by the Company) or in other penalties applied to the Company, then the Executive shall be obligated to pay the full monthly premium for such coverage and, in such event, the Company shall pay the Executive, in a lump sum (or if such lump sum would violate IRC 409A in monthly installments), an amount equivalent to the monthly premium for COBRA coverage for the remaining balance of the maximum COBRA period (provided, that the Company shall cease to pay such COBRA premiums at such time that Executive obtains new employment and is eligible for health insurance benefits from the new employer); plus (iv) the vested DAP benefits pursuant to section 7.2 of the DAP and the granted Special CS-SARs and granted New SARs pursuant to the terms of their award agreements including the payment of the Special CS-SARs and New SARs in a single lump sum no later than the regular Company payroll date that is closest in time to the date that is 60 days following the date the Executive has a Separation From Service as a result of such Disability. If the Executive’s employment is terminated as a result of Disability prior to the last day of the performance period for any tranche of PRSUs, then the Executive shall be entitled to a pro-rata portion of such tranche of PRSUs, based upon actual performance through the date of termination, provided that (1) the maximum number of PRSUs in each tranche which may be earned is limited to (A) 1 divided by the number of years in the tranche’s

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performance period, multiplied by (B) the number of full or partial years completed for the performance period (for example, if a tranche of PRSUs has a 3-year performance period, and the Executive is terminated as a result of his Disability during the second year of such performance period, the pro-rated vesting cannot exceed 2/3 of such tranche of PRSUs). The achievement of the pre-determined metrics for the PRSUs will be determined by the Compensation Committee following receipt of the Company financial statements for the year which included the date of termination, and the earned PRSUs shall be paid at the same time as if the Executive continued to be employed by the Company. If such termination is prior to the grant date (within the first ninety (90) days of the applicable performance period before the performance metrics for such performance period have been established) then there will be no grant of such tranche (and no pro-rata vesting for such tranche).

For purposes of this Agreement, the Executive shall be deemed to have a “Disability” if the Executive is unable to perform substantially all of his duties under this Agreement in the normal and regular manner due to mental or physical illness or injury, and has been unable so to perform for one hundred fifty (150) days or more during the twelve (12) consecutive months then ending. The determination of Executive’s Disability shall be made by the Board. The Executive shall cooperate fully with any physician or health care professional (the “Doctor”) chosen by the Board, in its sole discretion, to review Executive’s medical condition. The Executive shall cooperate with the Doctor by, among other things, executing any necessary releases to grant the Doctor full access to any and all of the Executive’s medical records, authorizing or requiring physicians and other healthcare professionals who have treated or dealt with the Executive to consult with the Doctor and submitting to such physical examinations or testing as may be requested by the Doctor. The Executive shall be deemed to have a Disability if he is receiving disability benefits under the long term disability plan sponsored by the Company.

(e) Quit. Upon the date the Executive retires, resigns or otherwise terminates his employment with the Company other than with Good Reason or on account of Executive’s death. If the Executive so voluntarily terminates his employment with the Company prior to December 31, 2019, it shall be considered a material breach of this Agreement (unless such termination is within the 30 day window following the first anniversary of a Change in Control, as contemplated by subparagraph 10(g)). In the event of the Executive’s quit, the Company shall pay to the Executive the Accrued Benefits, and all other benefits or payments due or owing the Executive shall be forfeited.

(f) Term. Upon the expiration of the Term of Employment. In the event of the termination of the Executive’s employment upon the expiration of the Term of Employment, the Company shall pay to the Executive (w) the Accrued Benefits; plus (x) the Executive and his dependents may elect to (1) continue to receive coverage under the Company’s group health benefits plan to the extent permitted by, and under the terms of, such plan and to the extent such benefits continue to be provided to the former executives of the Company generally, or (2) receive COBRA continuation of the group health benefits previously provided to the Executive and his family pursuant to Paragraph 5 (provided Executive timely elects such COBRA coverage) in which case the Company shall pay the premiums for such COBRA coverage up to the maximum applicable COBRA period, provided that if the Company determines that the

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provision of continued group health coverage at the Company’s expense may result in Federal taxation of the benefit provided thereunder to Executive or his family (e.g., because such benefits are provided by a self-insured basis by the Company) or in other penalties applied to the Company, then the Executive shall be obligated to pay the full monthly premium for such coverage and, in such event, the Company shall pay the Executive, in a lump sum (or if such lump sum would violate IRC 409A in monthly installments), an amount equivalent to the monthly premium for COBRA coverage for the remaining balance of the maximum COBRA period (provided, that the Company shall cease to pay such COBRA premiums at such time that Executive obtains new employment and is eligible for health insurance benefits from the new employer or COBRA rights otherwise expire); plus (y) the vested DAP benefits pursuant to section 7.2 of the DAP and the granted Special CS-SARs and granted New SARs pursuant to the terms of their award agreements, including payment of such Special CS-SARs and New SARs on the Scheduled Payment Date(s), as if the Executive’s employment had not terminated; plus (z) an amount equal to two times the sum of (1) the average annualized Base Salary the Executive was earning in the calendar year of the termination and the immediately preceding calendar year, plus (2) the average of the Annual Bonus paid to the Executive for the immediately preceding two years, which amount shall be paid in substantially equal payments over the course of the twenty-four (24) months immediately following his Separation From Service after the expiration of the Term of Employment, in accordance with the Company’s normal payroll practices during such period. It is the intent of the Parties that the deferred compensation under this subparagraph will not be due or paid if the Executive is entitled to receive Severance Benefits under Paragraph 10(c) or 10(g). The Executive shall continue to earn each of the outstanding PRSUs, if and to the extent the performance metrics are satisfied during the applicable performance period, based upon actual performance through the end of the applicable performance period, as certified by the Compensation Committee, as if the Executive’s employment had not terminated. The PRSUs shall be paid at the same time as if the Executive continued to be employed by the Company.

(g) Change in Control. If the Executive remains employed by the Company (or its successor) for 12 months following a Change in Control, then the outstanding PRSUs (for which the performance period has not expired) and the granted and unvested New SARs will become fully vested as of the first anniversary of the Change in Control and the PRSUs shall be earned regardless of actual performance. In the event the Executive’s employment is terminated (i) other than for Cause or for Good Reason (pursuant to subparagraph 10(c)) within thirteen (13) months following a Change in Control, or (ii) voluntarily by the Executive within the 30 calendar days commencing on the first anniversary of a Change in Control, then the Executive shall be treated as if his employment was terminated pursuant to subparagraph 10(c) except that (A) the Severance Period (under subparagraph 10(c)) shall be the lesser of: (1) thirty-six (36) months; or (2) the number of full calendar months remaining until the expiration of the Term of Employment; provided that in no event shall the Severance Period be less than the Severance Period determined under subparagraph 10(c) without regard to this subparagraph 10(g); and (B) the outstanding PRSUs (for which the performance period has not expired) and the granted and unvested New SARs will become fully vested as of the first anniversary of the Change in Control and the PRSUs shall be earned regardless of actual performance.

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For the purposes of this Agreement, “Change in Control” shall mean (A) the merger, consolidation or reorganization of the Company with any other company (or the issuance by the Company of its voting securities as consideration in a merger, consolidation or reorganization of a subsidiary with any other company) other than such a merger, consolidation or reorganization which would result in the voting securities of the Company outstanding immediately prior thereto continuing to represent (either by remaining outstanding or by being converted into voting securities of the other entity) at least 50% of the combined voting power of the voting securities of the Company or such other entity outstanding immediately after such merger, consolidation or reorganization, provided that either (i) Advance/Newhouse Programming Partnership (individually and with its affiliates) continues to be entitled to exercise its special class voting rights described in Article IV, Section C 5(c) of the Company’s Certificate of Incorporation (as in effect on the date hereof) or the equivalent thereof (the “Preferred A Blocking Rights”) and Robert Miron or Steven Miron is a member of the surviving company’s board (or Steven Newhouse has board observation rights), or (ii) John C. Malone (individually and with his respective affiliates) or his heirs shall beneficially own more than twenty percent (20%) of the voting power represented by the outstanding “Voting Securities” (as defined in the Company’s Certificate of Incorporation) of the Company (such that Mr. Malone or his heirs effectively may block any action requiring a supermajority vote under Article VII of Company’s Certificate of Incorporation as in effect on the date hereof) or the equivalent thereof (the “Common B Blocking Rights”); (B) the consummation by the Company of a plan of complete liquidation of the Company or an agreement for the sale or disposition by the Company of all or substantially all of the Company’s assets, other than any such sale or disposition to an entity for which either (i) Advance/Newhouse Programming Partnership (individually and with its affiliates) continues to be entitled to exercise its Preferred A Blocking Rights and Robert Miron or Steven Miron is a member of the surviving company’s board (or Steven Newhouse has board observation rights), or (ii) Mr. Malone (individually and with his affiliates) or his heirs continues to be entitled to exercise his Common B Blocking Rights; or (C) any sale, transfer or issuance of voting securities of the Company (including any series of related transactions) as a result of which neither Advance/Newhouse Programming Partnership (individually and with its affiliates) continues to be entitled to exercise its Preferred A Blocking Rights nor Mr. Malone (individually and with his affiliates) or his heirs continues to be entitled to exercise his Common B Blocking Rights. Notwithstanding the foregoing, a Change in Control will not accelerate the payment of any “deferred compensation” (as defined under IRC 409A) unless the Change in Control also qualifies as a change in control under Treasury Regulation 1.409A-3(i)(5).

Following the termination of the Term of Employment and the Executive’s employment under this Agreement, the Company will have no further liability to the Executive hereunder and no further payments will be made to him, except as provided in subparagraphs (a) through (g) above. On or following the date of termination of the Executive’s employment pursuant to subparagraph (c), (d) or (g) above, in consideration of the payments to be made to the Executive pursuant to such subparagraph and as a condition to the payment thereof, the Executive agrees to execute a release of any claims against the Company, its employees, officers, directors, members, shareholders, affiliates and subsidiaries arising out of, in connection with or relating to the Executive’s employment with or termination of employment from the Company including any claims under the terms of this Agreement and including a release of claims under the Age

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Discrimination in Employment Act, in a form to be provided by the Company. The release must become irrevocable within sixty (60) calendar days (or such earlier date as the release provides) after termination. Payment of any “409A Payment” (as defined in Paragraph 14(a)) shall be made as provided in subparagraph (c), (d), or (g), as modified by Paragraph 14(a), but, in any event, not before the first business day of the year subsequent to the year in which occurs the date of termination if the sixty (60) calendar day period specified above ends in the calendar year subsequent to such date of termination. The Company agrees that such release will provide that: (1) the Term of Employment has ended and the Company will no longer require the Executive to perform any additional duties under this Agreement on behalf of the Company, except those post-employment duties contemplated by the release (if any) and Paragraphs 11, 12 and 13 below; (2) other than as set forth or otherwise addressed in the release, the Board has no actual knowledge of any claim, charge or complaint against the Executive; and (3) the release shall not be construed to prohibit the Executive from presenting any defense against any claim, charge or complaint the Company subsequently may bring against him.

In the event that the Term of Employment has expired, no successor agreement has been executed by the Executive and the Company, and the Executive continues to provide his services to the Company at the Company’s request, such employment shall be at will on such terms and conditions as may be established by the Company and may be terminated for any reason or no reason at any time by either Party with or without notice.

11.    Restrictive Covenants.

(a) Exclusive Services. The Executive shall during the Term of Employment, except during vacation periods, periods of illness and the like, devote his full and undivided business time and attention to his duties and responsibilities for the Company. During the Executive’s employment with the Company, the Executive shall not engage in any other business activity that would interfere with his responsibilities or the performance of his duties under this Agreement, provided that the Executive may sit on the boards of directors of other entities, with the prior written approval of the Board. The Executive will not during the Term of Employment solicit offers for the Executive’s services, negotiate with potential employers, enter into any oral or written agreement for the Executive’s services, give or accept any option for the Executive’s services, enter into the employment of, perform services for, or grant or receive future rights of any kind relating to the Executive’s services to or from any person or entity whatsoever other than the Company.

(b) Non-Solicitation, Non-Interference and Non-Competition. As a means to protect the Company’s legitimate business interests including protection of the “Confidential Information” (as defined in subparagraph 11(c)) of the Company (Executive hereby agreeing and acknowledging that the activities prohibited by this Paragraph 11 would necessarily involve the use of Confidential Information), during the “Restricted Period” (as defined below), the Executive shall not, directly, indirectly or as an agent on behalf of any person, firm, partnership, corporation or other entity:

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(i) solicit for employment, consulting or any other provision of services or hire any person who is a full-time or part-time employee of (or in the preceding six (6) months was employed by) the Company (or a Company Entity) or an individual performing, on average, twenty or more hours per week of personal services as an independent contractor to the Company (or a Company Entity), provided the prohibition in this clause (i) shall not apply to the Executive’s Executive Assistant. This includes, but is not limited to, inducing or attempting to induce, or influencing or attempting to influence, any such person to terminate his or her employment or performance of services with or for the Company (or a Company Entity); or

(ii) (x) solicit or encourage any person or entity who is or, within the prior six (6) months, was a customer, producer, advertiser, distributor or supplier of the Company (or a Company Entity) during the Term of Employment to discontinue such person’s or entity’s business relationship with the Company (or a Company Entity); or (y) discourage any prospective customer, producer, advertiser, distributor or supplier of the Company (or a Company Entity) from becoming a customer, producer, advertiser, distributor or supplier of the Company (or a Company Entity), including, without limitation, making any negative statements or communications about the Company (or a Company Entity) or their respective shareholders, directors, officers, employees or agents; provided that the restrictions of this clause (ii) shall apply only to customers, producers, advertisers, distributors or suppliers of the Company with which the Executive had personal contact, or for whom the Executive had some responsibility in the performance of the Executive’s duties for the Company, during the Term of Employment; or

(iii) hold any interest in (whether as owner, investor, shareholder, lender or otherwise) or perform any services for (whether as employee, consultant, advisor, director or otherwise), including the service of providing advice for, a Competitive Business. For the purposes of this Agreement, a “Competitive Business” shall be any business that directly competes with the Company for viewers, advertisers, distributors, producers, actors or the like in (x) the production, post-production assembly, or distribution/delivery by electronic means (including, but not limited to, broadcast, cable, satellite, or the internet) of video entertainment, or (y) the exploitation of video entertainment through retail sales establishments, theatres or the internet. For the avoidance of doubt, the foregoing is not intended to prohibit the Executive from working for or engaging in activities on behalf of a business primarily engaged in the production, distribution and exploitation of video entertainment in the form of motion pictures intended primarily for theatrical release or computer-based gaming, such as Lions Gate Entertainment, Paramount Pictures and Electronic Arts (as those businesses are currently constituted and operated).

(iv) The “Restricted Period” shall begin on the Effective Date and shall expire on the second anniversary of the Executive’s termination of employment with the Company; provided that if the Executive’s employment has terminated pursuant to subparagraph 10(c) or 10(g), then the Executive may elect to forego all Severance Benefits and all Appreciation Units, SARs and PRSUs which would be paid more than one (1) year after the Executive’s termination of employment with the Company (for the avoidance of doubt, Executive shall not be required to forego any PRSUs that otherwise would have been distributed before one (1) year after Executive’s termination of employment with the Company but as to which Executive deferred

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receipt to a date more than one (1) year after separation), in which event the Restricted Period shall be limited to one (1) year after the Executive’s termination of employment with the Company.

(v) Notwithstanding clauses (iii) and (iv) above, the Executive may own, directly or indirectly, of an aggregate of not more than 2% of the outstanding publicly traded stock or other publicly traded equity interest in any entity that engages in a Competitive Business, so long as such ownership therein is solely as a passive investor and does not include the performance of any services (as director, employee, consultant, advisor or otherwise) to such entity.

(c) Confidential Information.

(i) No Disclosure. Executive shall not, at any time (whether during or after the Term of Employment) (x) retain or use for the benefit, purposes or account of himself or any other person or entity, or (y) disclose, divulge, reveal, communicate, share, transfer or provide access to any person or entity outside the Company (other than its shareholders, directors, officers, managers, employees, agents, counsel, investment advisers or representatives in the normal course of the performance of their duties), any non-public, proprietary or confidential information (including trade secrets, know-how, research and development, software, databases, inventions, processes, formulae, technology, designs and other intellectual property, information concerning finances, investments, profits, pricing, costs, products, services, vendors, customers, clients, partners, investors, personnel, compensation, recruiting, training, advertising, sales, marketing, promotions, government and regulatory activities and approval) concerning the past, current or future business, activities and operations of the Company, any Company Entities and/or any third party that has disclosed or provided any of same to the Company on a confidential basis (“Confidential Information”) without the prior authorization of the Board. Confidential Information shall not include any information that is (A) generally known to the industry or the public other than as a result of the Executive’s breach of this Agreement; (B) is or was available to the Executive on a non-confidential basis prior to its disclosure to such Executive by the Company (or a Company Entity), or (C) made available to the Executive by a third party who, to the best of the Executive’s knowledge, is or was not bound by a confidentiality agreement with (or other confidentiality obligation to) the Company (or a Company Entity) or another person or entity. The Executive shall handle Confidential Information in accordance with the applicable federal securities laws.

(ii) Permitted Disclosures. Notwithstanding the provisions of the immediately preceding clause (i), nothing in this Agreement shall preclude the Executive from (x) using any Confidential Information in any manner reasonably connected to the conduct of the Company’s business; or (y) disclosing the Confidential Information to the extent required by applicable law, rule or regulation (including complying with any oral or written questions, interrogatories, requests for information or documents, subpoena, civil investigative demand or similar process to which Executive is subject), provided that the Executive gives the Company prompt notice of such request(s), to the extent practicable, so that the Company may seek an appropriate protective order or similar relief (and the Executive shall cooperate with such efforts by the Company, and shall in any event make only the minimum disclosure required by such law, rule

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or regulation). Nothing contained herein shall prevent the use in any formal dispute resolution proceeding (subject, to the extent possible, to a protective order) of Confidential Information in connection with the assertion or defense of any claim, charge or other dispute by or against the Company or the Executive.

(iii) Return All Materials. Upon termination of the Executive’s employment for any reason, the Executive shall (x) cease and not thereafter commence use of any Confidential Information or intellectual property (including any patent, invention, copyright, trade secret, trademark, trade name, logo, domain name or other source indicator) owned or used by the Company (or a Company Entity), (y) immediately destroy, delete, or return to the Company (at the Company’s option) all originals and copies in any form or medium (including memoranda, books, papers, plans, computer files, letters and other data) in the Executive’s possession or control (including any of the foregoing stored or located in the Executive’s office, home, smartphone, laptop or other computer, whether or not such computer is Company property) that contain Confidential Information or otherwise relate to the business of the Company, except that the Executive may retain only those portions of any personal notes, notebooks and diaries that do not contain any Confidential Information; and (z) notify and folly cooperate with the Company regarding the delivery or destruction of any other Confidential Information of which the Executive is or becomes aware.

(d) Reasonableness of Covenants. The Executive acknowledges and agrees that the services to be provided by him under this Agreement are of a special, unique and extraordinary nature. The Executive further acknowledges and agrees that the restrictions contained in this Paragraph 11 are necessary to prevent the use and disclosure of Confidential Information and to protect other legitimate business interests of the Company. The Executive acknowledges that all of the restrictions in this Paragraph 11 are reasonable in all respects, including duration, territory and scope of activity. The Executive agrees that the restrictions contained in this Paragraph 11 shall be construed as separate agreements independent of any other provision of this Agreement or any other agreement between the Executive and the Company. The Executive agrees that the existence of any claim or cause of action by the Executive against the Company, whether predicated on this Agreement or otherwise, shall not constitute a defense to the enforcement by the Company of the covenants and restrictions in this Paragraph 11. The Executive agrees that the restrictive covenants contained in this Paragraph 11 are a material part of the Executive’s obligations under this Agreement for which the Company has agreed to compensate the Executive as provided in this Agreement. The Restricted Period referenced above shall be tolled on a day-for-day basis for each day during which the Executive violates the provisions of the subparagraphs above in any respect, so that the Executive is restricted from engaging in the activities prohibited by the subparagraphs for the full period.

12.    Intangible Property. The Executive will not at any time during or after the Term of Employment have or claim any right, title or interest in any trade name, trademark, or copyright belonging to or used by the Company or Company Entities and shall not have or claim any right, title or interest in any material or matter of any sort prepared for or used in connection with the programming, advertising, broadcasting or promotion of the Company or Company Entities, whatever the Executive’s involvement with such matters may have been, and whether procured,

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produced, prepared, published or broadcast in whole or in part by the Executive, it being the intention of the Parties that the Executive shall, and hereby does, recognize that the Company or Company Entities now has and shall hereafter have and retain the sole and exclusive rights in any and all such trade names, trademarks, copyrights (all the Executive’s work in this regard being a work for hire for the Company under the copyright laws of the United States), character names, material and matter as described above. The Executive shall cooperate fully with the Company during his employment and thereafter in the securing of trade name, patent, trademark or copyright protection or other similar rights in the United States and in foreign countries and shall give evidence and testimony and execute and deliver to the Company all papers reasonably requested by it in connection therewith, provided however that the Company shall reimburse the Executive for reasonable expenses related thereto.

13.    Arbitration.

(a) The Parties shall retain all rights and remedies available to them under law, in equity, or otherwise with respect to any dispute, claim or controversy arising out of, relating to, concerning, involving, or requiring the interpretation of the provisions of Paragraphs 11-12 of this Agreement, and any such dispute, claim or controversy shall not be subject to arbitration under this Paragraph 13 or otherwise. The Parties consent to the exclusive jurisdiction of the state and federal courts located in the State of Maryland.

(b) All other disputes, claims or controversies arising out of or relating to this Agreement or Executive’s employment with the Company shall be settled by confidential arbitration initiated within the applicable statute of limitations period and administered by the American Arbitration Association under its National Rules for the Resolution of Employment Disputes in the form obtaining when the arbitration is initiated. The determination of the arbitrator shall be final and binding on the Parties and judgment upon the award rendered by the arbitrator may be entered in any court having jurisdiction thereof. The place of arbitration shall be the Washington, DC metropolitan area.

(c) The arbitrator shall be selected by mutual agreement of the Parties. If the Parties are not able to agree upon an available arbitrator within seven days of the initiation of the arbitration, the Parties shall obtain from the National Academy of Arbitrators a panel of seven available arbitrators and the arbitrator shall be selected by each Party striking the name of one arbitrator in turn, until only one name of an available arbitrator remains. The Party initiating the arbitration shall make the first strike within 48 hours of receiving the panel list and each successive strike shall be made within 48 hours of the previous strike.

(d) Consistent with the expedited nature of arbitration, each Party will, upon written request of the other Party, promptly provide the other with copies of documents on which the producing Party may rely in support of or in opposition to any claim or defense. Any dispute regarding discovery, or the scope thereof, shall be determined by the arbitrator, which determination shall be conclusive. All discovery shall be completed within 30 days following the appointment of the arbitrator.

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(e) The arbitrator may grant any remedy or relief that would be available in a court of law provided, however, that the arbitrator will have no authority to award punitive or other damages not measured by the prevailing Party’s actual damages, except as may be required by statute. The Parties hereby expressly waive any right to a jury trial and this waiver of a jury trial is absolute under this agreement to arbitrate.

(f) Except as may be required by law, neither Party nor an arbitrator may disclose the existence, content, any documents received in discovery, or results of any arbitration hereunder without the prior written consent of both Parties.

(g) Unless otherwise determined by the arbitrator, each Party shall be responsible for its own fees and expenses (including all attorneys’ fees and witness fees) incurred by the Party in the arbitration.

14.    Miscellaneous.

(a) 409A Limitations. To the extent that any payment to the Executive constitutes a “deferral of compensation” subject to IRC 409A (a “409A Payment”), and such payment is triggered by the Executive’s termination of employment for any reason other than death, then such 409A Payment shall not commence unless and until the Executive has experienced a “separation from service,” as defined in Treasury Regulation 1.409A-1(h) (“Separation From Service”). Furthermore, if on the date of the Executive’s Separation From Service, the Executive is a “specified employee,” as such term is defined in Treas. Reg. Section 1.409A-1(h), as determined from time to time by the Company, then such 409A Payment shall not be made to the Executive prior to the earlier of (i) six (6) months after the Executive’s Separation from Service; or (ii) the date of his death. The 409A Payments under this Agreement that would otherwise be made during such period shall be aggregated and paid in one lump sum, without interest, on the first business day following the end of the six (6) month period or following the date of the Executive’s death, whichever is earlier, and the balance of the 409A Payments, if any, shall be paid in accordance with the applicable payment schedule provided in this Agreement.

The intent of the parties hereto is that payments and benefits under this Agreement comply with or be exempt from IRC 409A and the regulations and guidance promulgated thereunder. Accordingly, to the maximum extent permitted, this Agreement shall be interpreted to be in compliance therewith or exempt therefrom. Whenever a payment under this Agreement specifies a payment period with reference to a number of days (e.g., “paid within sixty (60) days”) following the Executive’s termination of employment, such payment shall commence following the Executive’s Separation From Service and the actual date of payment within the specified period shall be within the sole discretion of the Company. With respect to reimbursements (whether such reimbursements are for business expenses or, to the extent permitted under the Company’s policies, other expenses) and/or in-kind benefits, in each case, that constitute deferred compensation subject to IRC 409A, each of the following shall apply: (1) no reimbursement of expenses incurred by the Executive during any taxable year shall be made after the last day of the following taxable year of the Executive; (2) the amount of expenses eligible for reimbursement, or in-kind benefits provided, during a taxable year of the Executive

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shall not affect the expenses eligible for reimbursement, or in-kind benefits to be provided, to the Executive in any other taxable year; and (3) the right to reimbursement of such expenses or in-kind benefits shall not be subject to liquidation or exchange for another benefit.

(b) Equity Awards. If there is any discrepancy between the terms set forth herein for the SARs and/or PRSUs promised to be awarded to the Executive under this Agreement, and the terms of the award agreements memorializing such awards, then the terms of the SARs or PRSUs as set forth in this Agreement shall control.

(c) Waiver or Modification. Any waiver by either Party of a breach of any provision of this Agreement shall not operate as, or to be, construed to be a waiver of any other breach of such provision of this Agreement. The failure of a Party to insist upon strict adherence to any term of this Agreement on one or more occasions shall not be considered a waiver or deprive that Party of the right thereafter to insist upon strict adherence to that term or any other term of this Agreement.

Neither this Agreement nor any part of it may be waived, changed or terminated orally, and any waiver, amendment or modification must be in writing and signed by each of the Parties. Any waiver of any right of the Company hereunder or any amendment hereof shall require the approval of the Chairman of the Board or the Chairman of the Compensation Committee. Until such approval or waiver has been obtained, no such waiver or amendment shall be effective.

(d) Successors and Assigns. The rights and obligations of the Company under this Agreement shall be binding on and inure to the benefit of the Company, its successors and permitted assigns. The rights and obligations of the Executive under this Agreement shall be binding on and inure to the benefit of the heirs and legal representatives of the Executive. The Company may assign this Agreement to a successor in interest, including the purchaser of all or substantially all of the assets of the Company, provided that the Company shall remain liable hereunder unless the assignee purchased all or substantially all of the assets of the Company. The Executive may not assign any of his duties under this Agreement.

(e) Counterparts. This Agreement may be executed in any number of counterparts, each of which shall, when executed, be deemed to be an original and all of which shall be deemed to be one and the same instrument.

(f) Governing Law. This Agreement will be governed and construed and enforced in accordance with the laws of the State of Maryland, without regard to its conflicts of law rules.

(g) Entire Agreement. This Agreement contains the entire understanding of the Parties relating to the subject matter of this Agreement and supersedes all other prior written or oral agreements, understandings or arrangements regarding the subject matter hereof. Specifically, the prior Employment Agreement between the Parties dated November 28, 2006, as well as the Addendum thereto dated September 9, 2009 and the Second Addendum thereto dated December 15, 2011, are superseded with respect to the terms of the Executive’s employment on or after the Effective Date. The Executive and the Company each acknowledges that, in entering into this

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Agreement, he/it does not rely on any statements or representations not contained in this Agreement.

(h) Severability. Any term or provision of this Agreement which is determined to be invalid or unenforceable by any court of competent jurisdiction in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such invalidity or unenforceability without rendering invalid or unenforceable the remaining terms and provisions of this Agreement or affecting the validity or enforceability of any of the terms or provisions of this Agreement in any other jurisdiction and such invalid or unenforceable provision shall be modified by such court so that it is enforceable to the extent permitted by applicable law.

(i) Notices. Except as otherwise specifically provided in this Agreement, all notices and other communications required or permitted to be given under this Agreement shall be in writing and delivery thereof shall be deemed to have been made (i) three business days following the date when such notice shall have been deposited in first class mail, postage prepaid, return receipt requested, to any comparable or superior postal or air courier service then in effect, or (ii) on the date transmitted by hand delivery to, or (iii) on the date transmitted by telegram, telex, telecopier, facsimile or email transmission (with receipt confirmed by telephone), to the Party entitled to receive the same, at the address indicated below or at such other address as such Party shall have specified by written notice to the other Party hereto given in accordance herewith:

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If to the Company:	Corporate Secretary Discovery Communications, Inc. One Discovery Place Silver Spring, Maryland 20910 (tel) (240) 662-5200 (fax) (240) 662-5252
With a copy to:	General Counsel Discovery Communications, Inc. One Discovery Place Silver Spring, Maryland 20910 (tel) (212) 548-8353 (fax) (240) 662-1489
If to the Executive:	David Zaslav At the home address then on file with the Company
With a copy to:	David Nochimson Ziffren Brittenham LLP 1801 Century Park West Los Angeles, California 90067-6406 (tel) (310) 552-3388 (fax) (310) 553-7068

(j) Titles. The titles and headings of any paragraphs in this Agreement are for reference only and shall not be used in construing the terms of this Agreement.

(k) No Third Party Beneficiaries. This Agreement does not create, and shall not be construed as creating, any rights enforceable by any person not a party to this Agreement.

(l) Survival. The covenants, agreements, representations and warranties contained in this Agreement shall survive the termination of the Term of Employment and the Executive’s termination of employment with the Company for any reason.

IN WITNESS WHEREOF, this Agreement has been executed and delivered by the Parties as of the first date written above.

David Zaslav

/s/ David Zaslav             January 2, 2014

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DISCOVERY COMMUNICATIONS, INC.

By: /s/ Adria Alpert Romm             January 2, 2014
Its: Senior EVP – Human Resources

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AIRCRAFT TIME SHARING AGREEMENT
This Aircraft Time Sharing Agreement (“Agreement”) is effective as of the __ day of January, 2014 (“Effective Date”), by and between Discovery Communications, LLC, with an address of One Discovery Place, Silver Spring, MD 20910 (“Discovery”), and David Zaslav, with an address of One Discovery Place, Silver Spring, MD 20910 (“Executive”).
RECITALS
WHEREAS, Discovery is the lessee of that certain Dassault Falcon 900EX aircraft, bearing manufacturer’s serial number 232, currently registered with the Federal Aviation Administration (“FAA”) as N685DC (the “Aircraft”) in the name of Wells Fargo Bank Northwest, National Association, not in its individual capacity but solely as Owner Trustee;
WHEREAS, Discovery employs or retains a fully qualified flight crew to operate the Aircraft;
WHEREAS, Discovery desires to sublease the Aircraft to Executive and to provide a fully qualified flight crew for all operations on a periodic, non-exclusive time sharing basis, as defined in Section 91.501(c)(1) of the Federal Aviation Regulations (“FAR”); and
WHEREAS, the use of the Aircraft by Executive shall at all times be pursuant to and in full compliance with the requirements of FAR Sections 91.501 (b) (6), 91.501 (c) (1) and 91.501 (d).
NOW, THEREFORE, in consideration of the mutual promises and considerations contained in this Agreement, the parties agree as follows:
1.    Sublease; Term; Termination. Discovery agrees to sublease the Aircraft to Executive on a periodic, non-exclusive basis, and to provide a fully qualified flight crew for all operations, pursuant and subject to the provisions of FAR Section 91.501 (c) (1) and the terms of this Agreement. The parties expressly acknowledge and agree that, regardless of any employment, contractual or other relationship of any kind or nature, at all times that the Aircraft is operated under this Agreement, Discovery, as the party furnishing the Aircraft and flight crew and exercising complete control over all phases of aircraft operation, shall be deemed to have operational control of the Aircraft as such term is defined in 14 C.F.R. Section 1.1. This Agreement shall commence on the Effective Date and continue so long as Executive is employed by Discovery under the Employment Agreement entered into on January 2, 2014.
2.    Payment Amount. Executive shall pay Discovery an amount equal to 200% of the actual expenses for fuel for each flight conducted under this Agreement, as permitted by and in compliance with FAR Section 91.501 (d) (the “Time Sharing Charge”).

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3.    Payment Timing. Discovery will pay all expenses related to the operation of the Aircraft when incurred, and will bill Executive on a quarterly basis as soon as practicable after the last day of each calendar quarter for the Time Sharing Charge for any and all flights for the account of Executive pursuant to this Agreement during the preceding quarter. Executive shall pay Discovery for all flights for the account of Executive pursuant to this Agreement within thirty (30) days of receipt of the invoice therefor. For the avoidance of doubt, any federal excise tax that may be imposed under Internal Revenue Code Section 4261 or any similar excise taxes, if any, applicable to this Agreement will be paid by Executive to Discovery in addition to the Time Sharing Charge.
4.    Flight Requests. Executive will provide Discovery with requests for flight time and proposed flight schedules as far in advance of any given flight as possible, and in any case, at least twenty-four (24) hours in advance of Executive’s planned departure unless Discovery otherwise agrees. Requests for flight time shall be in a form, whether written or oral, mutually convenient to, and agreed upon by the parties. The parties intend that the use of the Aircraft pursuant to this Agreement will be for such purposes as Discovery and Executive may agree from time to time.
5.    Scheduling Authority. Discovery shall have sole and exclusive authority over the scheduling of the Aircraft, including any limitations on the number of passengers on any flight; provided, however, that Discovery will use commercially reasonable efforts to accommodate Executive’s needs and to avoid conflicts in scheduling.
6.    Aircraft Maintenance. As between Discovery and Executive, Discovery shall be solely responsible for securing maintenance, preventive maintenance and required or otherwise necessary inspections on the Aircraft, and shall take such requirements into account in scheduling the Aircraft. No period of maintenance, preventative maintenance or inspection shall be delayed or postponed for the purpose of scheduling the Aircraft, unless said maintenance or inspection can be safely conducted at a later time in compliance with all applicable laws and regulations, and within the sound discretion of the pilot in command. The pilot in command shall have final and complete authority to cancel any flight for any reason or condition which in his judgment would compromise the safety of the flight.
7.    Flight Crew. Discovery shall employ or retain, pay for and provide a qualified flight crew for each flight undertaken under this Agreement.
8.    Flight Crew Authority. In accordance with applicable FARs, the qualified flight crew provided by Discovery will exercise all of its duties and responsibilities in regard to the safety of each flight conducted hereunder. Executive specifically agrees that the flight crew, in its sole discretion, may terminate any flight, refuse to commence any flight, or take other action which in the considered judgment of the pilot in command is necessitated by considerations of safety. No such action of the pilot in command shall create or support any liability for loss, injury, damage or delay to Executive or any other person. The parties further agree that Discovery shall not be liable for delay or failure to furnish the Aircraft and crew pursuant to this Agreement when such failure is caused by government regulation or authority, mechanical

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difficulty, war, civil commotion, strikes or labor disputes, weather conditions, or acts of God or any other event or circumstance beyond the reasonable control of Discovery.
9.    Insurance.

(a)    At all times during the term of this Agreement, Discovery shall cause to be carried and maintained, at Discovery's cost and expense, aircraft public and passenger legal liability coverage, commercial general liability covering bodily injury, property damage and personal injury liability, and all risk hull insurance in such amounts and on such terms and conditions as Discovery shall determine in its sole discretion. Discovery shall also bear the cost of paying any deductible amount on any policy of insurance in the event of a claim or loss.
(b)    Any policies of insurance carried in accordance with this Agreement: (i) shall name Executive as an additional insured; (ii) shall contain a waiver by the underwriter thereof of any right of subrogation against Executive; and (iii) shall require the insurers to provide at least 30 days’ prior written notice (or at least seven days’ in the case of any war-risk insurance) to Executive if the insurers cancel insurance for any reason whatsoever, provided that the insurers shall provide at least 10 days prior written notice if the same is allowed to lapse for non-payment of premium. Each liability policy shall be primary without right of contribution from any other insurance which is carried by Executive or Discovery and shall expressly provide that all of the provisions thereof, except the limits of liability, shall operate in the same manner as if there were a separate policy covering each insured.

(c)    Discovery shall obtain the approval of this Agreement by the insurance carrier for each policy of insurance on the Aircraft. If requested by Executive, Discovery shall arrange for a Certificate of Insurance evidencing the insurance coverage with respect to the Aircraft carried and maintained by Discovery to be given by its insurance carriers to Executive or will provide Executive with a copy of such insurance policies. Discovery will give Executive reasonable advance notice of any material modifications to insurance coverage relating to the Aircraft.

10.    Damages.

(a)    Executive agrees that the proceeds of insurance will be Executive’s sole recourse against Discovery with respect to any claims that Executive may have under this Agreement.

(b)    IN NO EVENT SHALL DISCOVERY BE LIABLE TO EXECUTIVE OR HIS EMPLOYEES, AGENTS, GUESTS, OR INVITEES (AND THE LAWFUL SUCCESSORS AND ASSIGNS THEROF) FOR ANY INDIRECT, CONSEQUENTIAL, SPECIAL OR INCIDENTAL DAMAGES AND/OR PUNITIVE DAMAGES OF ANY KIND OR NATURE, UNDER ANY CIRCUMSTANCES OR FOR ANY REASON, INCLUDING AND NOT LIMITED TO ANY DELAY OR FAILURE TO FURNISH THE

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AIRCRAFT, OR CAUSED BY THE PERFORMANCE OR NON-PERFORMANCE BY DISCOVERY OF THIS AGREEMENT.

(c)    The provisions of this Section 10 shall survive indefinitely the termination oR expiration of the Agreement.

1.	Executive Warranties. Executive warrants that:

2.
(a)He will not use the Aircraft for the purpose of providing transportation of passengers or cargo in air commerce for compensation or hire, for any illegal purpose, or in violation of any insurance policies with respect to the Aircraft;
(b)He will refrain from incurring any mechanics, international interest, prospective international interest or other lien and shall not attempt to convey, mortgage, assign, lease or grant or obtain an international interest or prospective international interest or in any way alienate the Aircraft or create any kind of lien or security interest involving the Aircraft or do anything or take any action that might mature into such a lien; and
(c)He will comply with all applicable laws, governmental and airport orders, rules and regulations, as shall from time to time be in effect relating in any way to the operation and use of the Aircraft under this Agreement.
(d)
(e) 12.    Base of Operations. For purposes of this Agreement, the base of operation of the Aircraft shall be White Plains, New York.
13.    Copies of Agreement. A copy of this Agreement shall be carried in the Aircraft and available for review upon the request of the Federal Aviation Administration on all flights conducted pursuant to this Agreement.
14.    No Executive Further Sublease or Assignment. Executive shall not assign this Agreement or its interest herein to any other person or entity, nor shall Executive enter into any further subleases or make any other disposition of the Aircraft, without the prior written consent of Discovery, which may be granted or denied in Discovery’s sole discretion; provided, however, that Executive may permit members of his immediate family to use the Aircraft pursuant to this Agreement and will provide Discovery with advance notice of such permission being granted. Subject to the preceding sentence, this Agreement shall inure to the benefit of and be binding upon the parties hereto, and their respective heirs, representatives, successors and assigns, and does not confer any rights on any other person.
15.    Miscellaneous. This Agreement constitutes the entire understanding between the parties with respect to the subject matter hereof and supersedes any prior understandings and agreements between the parties respecting such subject matter. This Agreement may be amended or supplemented and any provision hereof waived only by a written instrument signed by all parties. The failure or delay on the part of any party to insist on strict performance of any of the terms and conditions of this Agreement or to exercise any rights or remedies hereunder shall not constitute a waiver of any such provisions, rights or remedies. This Agreement may be executed in counterparts, which shall, singly or in the aggregate, constitute a fully executed and binding Agreement.

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16.    Delivery of Notices. Except as otherwise set forth in Section 4, all communications and notices provided for herein shall be in writing and shall become effective when delivered by facsimile transmission or by personal delivery, Federal Express or other overnight courier or four (4) days following deposit in the United States mail, with correct postage for first-class mail prepaid, addressed to Discovery or Executive at their respective addresses set forth above, or else as otherwise directed by the other party from time to time in writing.
17.    Enforceability. If any one or more provisions of this Agreement shall be held invalid, illegal, or unenforceable by a court of competent jurisdiction, the remaining provisions of this Agreement shall be unimpaired, and the invalid, illegal, or unenforceable provisions shall be replaced by a mutually acceptable provision, which, being valid, legal, and enforceable, comes closest to the intention of the parties underlying the invalid, illegal, or unenforceable provision. To the extent permitted by applicable law, the parties hereby waive any provision of law, which renders any provision of this Agreement prohibited or unenforceable in any respect.
18.    Governing Law. This Agreement is entered into under, and is to be construed in accordance with, the laws of the State of Maryland, without reference to conflicts of laws.

1.TRUTH IN LEASING STATEMENT UNDER FAR SECTION 91.23
THE AIRCRAFT, A DASSAULT FALCON 900EX, MANUFACTURER'S SERIAL NO. 232, CURRENTLY REGISTERED WITH THE FEDERAL AVIATION ADMINISTRATION AS N685DC, HAS BEEN MAINTAINED AND INSPECTED UNDER FAR PART 91 DURING THE 12 MONTH PERIOD (OR PORTION THEREOF DURING WHICH THE AIRCRAFT HAS BEEN SUBJECT TO U.S. REGISTRATION) PRECEDING THE DATE OF THIS LEASE.
THE AIRCRAFT HAS BEEN AND WILL BE MAINTAINED AND INSPECTED UNDER FAR PART 91 FOR OPERATIONS TO BE CONDUCTED UNDER THIS LEASE. DURING THE DURATION OF THIS AIRCRAFT TIME SHARING AGREEMENT, DISCOVERY COMMUNICATIONS, LLC IS RESPONSIBLE FOR OPERATIONAL CONTROL OF THE AIRCRAFT.
AN EXPLANATION OF THE FACTORS BEARING ON OPERATIONAL CONTROL AND PERTINENT FEDERAL AVIATION REGULATIONS CAN BE OBTAINED FROM THE NEAREST FAA FLIGHT STANDARDS DISTRICT OFFICE.
THE “INSTRUCTIONS FOR COMPLIANCE WITH TRUTH IN LEASING REQUIREMENTS” ATTACHED HERETO ARE INCORPORATED HEREIN BY REFERENCE.
DISCOVERY COMMUNICATIONS, LLC THROUGH ITS UNDERSIGNED AUTHORIZED SIGNATORY BELOW, CERTIFIES THAT DISCOVERY IS RESPONSIBLE FOR OPERATIONAL CONTROL OF THE AIRCRAFT AND THAT IT UNDERSTANDS ITS

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RESPONSIBILITIES FOR COMPLIANCE WITH APPLICABLE FEDERAL AVIATION REGULATIONS.
20.    Agreement Subject to Master Lease. Discovery and Executive acknowledge and agree that: (i) the terms of this Agreement are in all cases subject to and subordinate to the terms and conditions of that certain Aircraft Lease (the “Master Lease”) dated as of March 14, 2013, between Wells Fargo Northwest, National Association, Not In Its Individual Capacity But Solely As Owner Trustee (“Master Lessor”) and Discovery covering the lease of the Aircraft by Discovery from Master Lessor; (ii) this Agreement will terminate automatically upon the expiration or earlier termination of the Master Lease; (iii) nothing herein permits the deregistration of the Aircraft from the US registry or the registration of the Aircraft with the aviation authority of any other country.
IN WITNESS WHEREOF, the parties have executed this Aircraft Time Sharing Agreement to be effective as of the date first above written.

DISCOVERY                     EXECUTIVE

DISCOVERY COMMUNICATIONS, LLC	DAVID ZASLAV

By:     /s/ Adria Alpert Romm            By:     /s/ David Zaslav

Name:     Adria Alpert Romm                Name: David Zaslav

Title:     Senior EVP - Human Resources

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INSTRUCTIONS FOR COMPLIANCE WITH “TRUTH IN LEASING” REQUIREMENTS

1.
Mail a copy of the lease to the following address via certified mail, return receipt requested, immediately upon execution of the lease (14 C.F.R. 91.23 requires that the copy be sent within twenty four hours after it is signed):

Federal Aviation Administration
Aircraft Registration Branch
ATTN: Technical Section
P.O. Box 25724
Oklahoma City, Oklahoma 73125

2.	Telephone the nearest Flight Standards District Office at least forty-eight hours prior to the first flight under this lease.

3.	Carry a copy of the lease in the aircraft at all times.

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